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                             [LETTERHEAD]






                                                                  EXHIBIT 8.1
Arcadia Receivables Finance Corp.
7825 Washington Avenue South, Suite 410
Minneapolis, Minnesota 55439-2435

         Re:      Registration Statement on Form S-3
                  File No. 333-48141

Ladies and Gentlemen:

                  We have acted as counsel to Arcadia Receivables Finance Corp. (the "Seller") in connection with the registration under the Securities Act of 1933, as amended, by the Seller of $2,500,000,000 of Automobile Receivables-Backed Certificates (the "Certificates") and Automobile Receivables-Backed Notes (the "Notes") to be issued from time to time by trusts established by the Seller, the related preparation and filing of a registration statement on Form S-3, filed by the Seller with the Securities and Exchange Commission (the "Commission") on March 17, 1998 (the "Registration Statement"), and the preparation of a Prospectus Supplement, dated June 3, 1999, and related Prospectus, dated June 10, 1998 (together, the "Prospectus") relating to the offering and sale of $71,500,000 aggregate principal amount of Class A-1 Automobile Receivables-Backed Notes (the "Class A-1 Notes"), $211,100,000 aggregate principal balance of Class A-2 Automobile Receivables-Backed Notes (the "Class A-2 Notes"), and $126,525,000 aggregate principal amount of Class A-3 Automobile Receivables-Backed Notes (the "Class A-3 Notes"), $151,650,000 aggregate principal amount of Class A-4 Automobile Receivables-Backed Notes (the "Class A-4 Notes") and $89,225,000 aggregate principal balance of Class A-5 Automobile Receivables-Backed Notes (the "Class A-5 Notes" and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes, the "Notes") to be issued by Arcadia Automobile Receivables Trust, 1999-B (the "Trust"). The corpus of the Trust will consist of a pool of motor vehicle retail installment sales contracts and promissory notes (the "Receivables") and certain other property. The Notes are to be issued under an Indenture (the "Indenture"), dated as of June 1, 1999, between the Trust and Norwest Bank Minnesota, National Association, as Indenture Trustee and Indenture Collateral Agent. The Notes are described in the Prospectus forming part of the Registration Statement.

                  You have requested our opinion with respect to the federal income tax characterization of the Trust and the Notes. For purposes of rendering our opinion we have

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Arcadia Receivables Finance Corp.
June 17, 1999
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examined the Registration Statement, the Trust Agreement (the "Trust
Agreement"), dated as of June 1, 1999 among the Seller, Financial Security Assurance Inc. ("Financial Security") and Wilmington Trust Company, as Owner Trustee, the Indenture, and the related documents and agreements contemplated therein (collectively, the "Transaction Documents"), and we have reviewed such questions of law as we have considered necessary and appropriate. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Prospectus.

                  Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury Department regulations issued thereunder, current published administrative positions of the Internal Revenue Service (the "Service") contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Any change in such authorities may affect the opinions rendered herein. Our opinion is also based on the representations set forth in the certificate dated the date hereof delivered to us by the Seller, the representations and warranties set forth in the Transaction Documents and the assumptions that the Seller, the Servicer, the Owner Trustee and the Indenture Trustee will at all times comply with the requirements of the Transaction Documents.

                  An opinion of counsel is predicated on all the facts and conditions set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

                 1. CHARACTERIZATION OF THE TRUST. In many respects, the Trust is similar to trusts established to hold collateral pledged as security in connection with lending transactions. Section 2.11 of the Trust Agreement provides that the Depositor and the Trustee shall treat the Trust as a security device only and shall not file tax returns or obtain an employer identification number on behalf of the Trust, unless a class of Notes is treated as an equity interest in the Trust. Therefore, the Trust should be disregarded for federal income tax purposes and should be characterized as a mere security arrangement. Treas. Reg. Section 1.61-13(b); Rev. Rul. 76-265, 1976-2 C.B. 448; SEE ALSO Rev. Rul. 73-100, 1973-1 C.B. 613; Rev. Rul. 71-119, 1971 C.B. 163.

                 If the Trust is recognized as an entity for federal tax purposes, whether as a result of a class of Notes being treated as an equity interest in the Trust or for some other reason, the Trust will be a business entity whose federal tax characterization will be determined under Treasury Regulations Sections 301.7701-2 and 301.7701-3. Treasury Regulations Section 301.7701-2 provides that "a BUSINESS ENTITY is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under Section 301.7701-4 or otherwise subject to special treatment under the Internal Revenue Code."




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Arcadia Receivables Finance Corp.
June 17, 1999
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                  Treasury Regulations Section 301.7701-2 also provides that certain types of entities are treated as corporations for federal tax purposes, including entities formed under a state statute which refers to the entity as "incorporated or as a corporation, body corporate or body politic," or as a "joint-stock company or joint-stock association." The definition of corporation also includes insurance companies, certain banking entities, foreign entities and other entities specified in Section 301.7701-2. The Trust is not an entity which is treated as a corporation under Section 301.7701-2.

                  Treasury Regulations Section 301.7701-3 refers to a business entity that is not classified as a corporation as an "eligible entity." That section provides that an eligible entity with a single owner can elect to be classified as an association (which is taxed as a corporation) or to be disregarded as an entity separate from its owner. An eligible entity with at least two members can elect to be classified as either an association or a partnership. Treasury Regulations Section 301.7701-3 further provides certain default rules pursuant to which, unless the entity affirmatively elects to be classified as an association, an eligible entity is disregarded as an entity separate from its owner if it has a single owner, and is treated as a partnership if it has two or more members.

                  Under Sections 2.6 and 4.1 of the Trust Agreement, the Seller and the Owner Trustee have agreed not to file any election to treat the Trust as an association taxable as a corporation.

                  Based on the foregoing, it is our opinion that the Trust will not be treated as an association taxable as a corporation for federal tax purposes.

                  Under Section 7704 of the Code, certain publicly traded partnerships are treated as corporations for federal income tax purposes. This treatment does not apply, however, to any publicly traded partnership if 90% or more of the gross income of the partnership constitutes "qualifying income." For purposes of Section 7704, "qualifying income" generally includes interest, dividends and certain other types of passive income. Based on the representations made in the Transaction Documents, we conclude that if the Trust is treated as a partnership for federal income tax purposes, 90% or more of the Trust's gross income will constitute "qualifying income" within the meaning of
Section 7704 of the Code. Therefore, it is our opinion that the Trust will not be taxed as a corporation under the publicly traded partnership rules of Section 7704 of the Code.

                  2. CHARACTERIZATION OF THE NOTES. The characterization of an instrument as debt or equity for federal income tax purposes depends on all of the facts and circumstances in each case. In any such determination, several factors must be considered, including, among other things, the independence of the debt holder and equity holders, the intention of the parties to create a debt, the creation of a formal debt instrument, the safety of the principal amount, and the debt to equity ratio of the issuer. In this regard, we note that the Owner Trustee, on behalf of the Trust, and each Noteholder will agree to treat the Notes as debt for federal income tax purposes. Based on such agreement, the factors listed above and other considerations, although there is no authority on



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Arcadia Receivables Finance Corp.
June 17, 1999
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transactions which resemble the issuance of the Notes by the Trust, it is our opinion that the Notes will be treated as debt for federal income tax purposes.

                  We express no opinion about the tax treatment of any features of the Trust's activities or an investment therein other than those expressly set forth above.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.

Dated:  June 17, 1999
                                              Very truly yours,

                                              /s/ Dorsey & Whitney LLP

CFS